Post-Effective Amendment No. 5 to
                                                       SEC File No. 70-8369




                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                       FORM U-1

                                     APPLICATION

                                        UNDER


                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                     GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                100 Interpace Parkway
                            Parsippany, New Jersey  07054

                           ENERGY INITIATIVES, INC. ("EI")
                                 One Upper Pond Road
                            Parsippany, New Jersey  07054
               (Names of companies filing this statement and addresses
                           of principal executive offices)


                      GENERAL PUBLIC UTILITIES CORPORATION
            (Name of top registered holding company parent of applicants)



          T. G. Howson, Vice President       Douglas E. Davidson, Esq.
            and Treasurer                    Berlack,  Israels  &  Liberman
          LLP
          M. A. Nalewako, Secretary          120 West 45th Street
          GPU Service Corporation            New York, New York 10036
          100 Interpace Parkway
          Parsippany, New Jersey 07054

          B. L. Levy, President
          K. A. Tomblin, Esq., Secretary
          Energy Initiatives, Inc.
          One Upper Pond Road
          Parsippany, New Jersey 07054



                     (Names and addresses of agents for service)





                    GPU   and  EI   hereby  post-effectively   amend  their

          Application on Form  U-1, docketed  in SEC File  No. 70-8369,  as follows:

                    A.   By  Order dated  May 17,  1994 (HCAR  No. 70-8369)

          ("Order"),  the Commission authorized  EI to  acquire all  of the common  stock of  NCP  Energy,  Inc.  (formerly  known  as  North

          Canadian Power Incorporated)  ("NCP") and, on  June 13, 1994,  EI

          acquired the NCP  stock pursuant to the Order.   NCP is currently

          engaged  in the  business of  owning interests  in and  operating qualifying  cogeneration  facilities ("QFs")  as  defined  in the

          Public Utility Regulatory Policies Act of 1978 ("PURPA").

                    B.   In  the Order  and  the Commission's  supplemental

          order dated  September 15,  1995 in  this docket, the  Commission reserved jurisdiction pending completion  of the record over EI's request for an exemption  from the requirements of Section  13 of the Act with respect to the performance by EI, either directly or indirectly  through  NCP and/or  its affiliated  subsidiaries and partnerships  (EI,  NCP and  such  affiliates  being referred  to

          collectively   as   "Initiatives"),   of    project   management,

          administrative and similar services (collectively, "Services") to the  projects  in  which  NCP  has  an  ownership interest  ("NCP

          Projects").

               C.   EI  now  requests  that  the  Commission  release  such

          reservation of jurisdiction and, pursuant to the last sentence of

          Section 13(b) of the  Act, exempt from the requirements  of Rules

          90  and 91 the performance  of Services by  Initiatives at market prices to the NCP Projects which  are its associates, in any case in which one ormore of the following circumstancesare applicable:



                    1.   The NCP  Project is an exempt  wholesale generator

                         ("EWG")  which sells  electricity at  market based

                         rates  which  have been  approved  by  the Federal

                         Energy  Regulatory  Commission  ("FERC")   or  the

                         appropriate   state  public   utility  commission,

                         provided that the purchaser of such electricity is

                         not  an associate  company of  GPU within  the GPU

                         System; or

                    2.   such NCP  Project is  a QF that  sells electricity

                         exclusively  (i)  at  rates  negotiated  at  arms'

                         length to  one  or more  industrial or  commercial

                         customers  purchasing  such electricity  for their

                         own  use and  not for  resale, and/or  (ii)  to an

                         electric utility company, other than any associate

                         company  of  GPU within  the  GPU  System, at  the

                         purchaser's  "avoided  cost"   as  determined   in

                         accordance with FERC's regulations under PURPA; or

                    3.   such  NCP  Project is  an  EWG  or QF  that  sells

                         electricity  at  rates  based  upon  its  cost  of

                         service, as  approved by FERC or  any state public

                         utility  commission having  jurisdiction, provided

                         that the  purchaser of such electricity  is not an

                         associate company of GPU within the GPU system.(1)

          __________________________
          (1) The three conditions specified above are identical to the conditions set forth in the Commission's Order dated June 14, 1995 in SEC File No. 70-7727 (HCAR No. 35-26307), except for the first condition in the June 14, 1995 order which relates to the performance of services for foreign projects. As all of the NCP Projects are located in the United States, that condition is not applicable to the authorization requested in, and has therefore been omitted from, this Application.






                    Initiatives will provide services to NCP Projects which

          are  its  associates  that  do  not  satisfy  any  of  the  above circumstances  at "cost" in accordance with  Section 13(b) of the

          Act and rules 90 and 91.

                    GPU  and  EI  state  that  they  acknowledge  that  the

          Commission's authorization for Initiatives to provide services at prices  that are not based  on cost (as  determined in accordance with  rules  90 and  91) to  any such  NCP  Project shall  not be binding upon FERC  or any state public  utility commission having jurisdiction  over the  rates charged by  any such  associate NCP

          Project, and agree that they will not assert or take any position to  the contrary  in  any administrative  or judicial  proceeding involving the determination of  rates that may be charged  by any such associate NCP Project.

                    EI  also  states  that  neither it  nor  any  associate

          company  will provide services to any NCP Project which, in turn,

          provides  such services,  directly  or indirectly,  to any  other associate  which  does  not  fall within  any  of  the  preceding enumerated categories, except pursuant to the requirements of the

          Commission's  rules and  regulations  under Section  13(b) or  an exemption therefrom obtained in a separate filing.




















                                      SIGNATURE

                    PURSUANT  TO THE  REQUIREMENTS  OF  THE PUBLIC  UTILITY

          HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES  HAVE DULY

          CAUSED  THIS  STATEMENT  TO BE  SIGNED  ON  THEIR  BEHALF BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                       GENERAL PUBLIC UTILITIES CORPORATION



                                       By:

                                            T. G. Howson
                                            Vice President and Treasurer

                                       ENERGY INITIATIVES, INC.



                                       By:

                                            Bruce L. Levy
                                            President



          Dated:    November 2, 1995